Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of Tronox Incorporated and Tronox Limited of our report dated December 30, 2011 relating to the combined financial statements of the Exxaro Mineral Sands Operations, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Incorporated
Johannesburg, South Africa December 30, 2011